UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2005

NASHUA CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	1-05492 (Commission File Number)	02-0170100 (IRS Employer Identification No.)
11 Trafalgar Square, Suite 201
Nashua, New Hampshire 03063
(Address of principal executive offices and zip code)
(603)880-2323
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On August 1, 2005, Nashua Corporation received an official notice from the New York Stock Exchange (“NYSE”) stating that a review of the current financial condition of Nashua shows that Nashua does not currently meet certain revised NYSE continued listing criteria that became applicable to Nashua and the other listed companies on July 29, 2005 because Nashua’s total market capitalization was less than $75 million over a 30-day trading period and Nashua’s shareholders’ equity was less than $75 million. Nashua is reviewing its alternatives, which include either working with the NYSE or listing or quotation on another national exchange or market.
Under the rules of the NYSE, Nashua has 45 days to provide a plan to the NYSE to become compliant with the revised NYSE continued listing requirements within 18 months or face possible delisting. In the event Nashua fails to meet the revised continued listing requirements within this time period, NYSE would then commence delisting procedures for Nashua’s common stock.
On August 4, 2005, Nashua issued a press release announcing the receipt of the official notice from the NYSE. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASHUA CORPORATION
Date: August 5, 2005	By:	/s/ John L. Patenaude
John L. Patenaude
Vice President-Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release dated August 4, 2005